PARTICIPATION AGREEMENT

Between

AXA EQUITABLE LIFE INSURANCE COMPANY

and

RYDEX DISTRIBUTORS, LLC

THIS AGREEMENT, made and entered into as of this 1st day of September, 2010, by and between AXA EQUITABLE LIFE INSURANCE COMPANY (the “Company”), a New York life insurance company, on its own behalf and on behalf of its separate accounts (the “Accounts”) and Rydex Distributors, LLC (the “Distributor”), a Kansas limited liability company.

WHEREAS, the Distributor serves as the principal underwriter for Rydex Variable  Trust and SBL Fund, each a registered investment company (each a “Fund”).   The Funds engage in business as open-end management investment companies and are available to act as investment vehicles for separate accounts established for variable life insurance policies and/or variable annuity contracts (collectively, the “Variable Insurance Products”) to be offered by insurance companies (hereinafter “Participating Insurance Companies”); and

WHEREAS, beneficial interests in the Funds are divided into several series of shares, each designated a “portfolio” and representing the interest in a particular managed portfolio of securities and other assets; and

WHEREAS, each Fund is able to rely on an order from the Securities and Exchange Commission (hereinafter the “SEC”) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (hereinafter the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of each Fund to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another and qualified pension and retirement plans as defined in Treas. Reg. §1.817-5(3)(iii) (“Qualified Plans”) (hereinafter the “Mixed and Shared Funding Exemptive Orders”); and

WHEREAS, each Fund is registered as an open-end management investment company under the 1940 Act and shares of the portfolios are registered under the Securities Act of 1933, as amended (hereinafter the “1933 Act”); and

WHEREAS, the Distributor is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (the “1934 Act”) and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Company has issued and plans to continue to issue certain variable life insurance policies and/or variable annuity contracts supported wholly or partially by the Accounts (the “Contracts”), and the Contracts are listed on Schedule A attached hereto and incorporated herein by reference, as such schedule may be updated from time to time for the convenience of the parties; and

WHEREAS, each Account is a duly organized, validly existing segregated asset account, established by resolution of the Board of Directors of the Company under the insurance laws of the State of New York, to set aside and invest assets attributable to the Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in the portfolios listed on Schedule B attached hereto and incorporated herein by reference, as such schedule may be updated from time to time for the convenience of the parties (the “Portfolios”), on behalf of the Accounts to fund the Contracts, and the Distributor is authorized to sell such shares to unit investment trusts such as the Accounts at net asset value; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company also intends to continue to purchase shares in other open-end investment companies or series thereof not affiliated with the Fund (the “Unaffiliated Funds”) on behalf of the Accounts to fund the Contracts.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Distributor agree as follows:

ARTICLE I. Sale of Fund Shares

1.1.   The Distributor agrees to sell to the Company those shares of the Portfolios that the Account orders, executing such orders on each Business Day at the net asset value next computed after receipt by the Fund or its designee of the order for the shares of the Portfolios, subject to the terms and conditions set forth in each Fund’s then-current prospectus.  For purposes of this Section 1.1, the Company shall be the designee of each Fund for receipt of such orders and receipt by such designee shall constitute receipt by the Fund, provided that each Fund receives notice of any such order by 10:00 a.m. Eastern time on the next following Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which a Portfolio calculates its net asset value pursuant to the rules of the SEC and each Fund’s then-current prospectus.

1.2.   The Distributor agrees to make shares of the Portfolios available for purchase at the applicable net asset value per share by the Company and the Accounts on those days on which the Funds calculates the Portfolios’ net asset value pursuant to rules of the SEC, and the Fund shall calculate such net asset value on each day on which the New York Stock Exchange is open for trading.  Notwithstanding the foregoing, a Fund may refuse to sell shares of any Portfolio to any person, or suspend or terminate the offering of shares of any Portfolio if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund acting in good faith, necessary or appropriate in the best interests of the shareholders of such Portfolio.  All orders received by the Company shall be subject to the terms of the then current prospectus of each Fund, including the Funds’ excessive trading policies.  The Company shall use its best efforts, and shall reasonably cooperate with, the Fund to enforce stated prospectus policies regarding transactions in Portfolio shares.  The Company acknowledges that orders received by it in violation of the Funds’ stated policies may be subsequently revoked or cancelled by a Fund and that the Fund shall not be responsible for any losses incurred by the Company or the Contract owner as a result of such cancellation.  In addition, the Company acknowledges that the Funds have the right to refuse any purchase order for any reason, particularly if a Fund determines that a Portfolio would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading, or other factors.

1.3.   The Distributor will not sell shares of the Portfolios to any other Participating Insurance Company separate account unless an agreement containing provisions the substance of which are the same as Sections 2.1, 2.2 (except with respect to designation of applicable law), 3.5, 3.6, 3.7, and Article VII of this Agreement is in effect to govern such sales.

1.4.   The Distributor, on behalf of the Funds, agrees to redeem for cash, on the Company’s request, any full or fractional shares of the Portfolios held by the Company, executing such requests on each Business Day at the net asset value next computed after receipt by a Fund or its designee of the request for redemption.  For purposes of this Section 1.4, the Company shall be the designee of the Funds for receipt of requests for redemption and receipt by such designee shall constitute receipt by the Funds, provided that the Funds receive notice of any such request for redemption by 10:00 a.m. Eastern time on the next following Business Day.

1.5.   The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; the Funds’ shares may be sold to other Participating Insurance Companies (subject to Section 1.3) and the cash value of the Contracts may be invested in other investment companies.

1.6.   In the event of net purchases, the Company shall pay for Fund shares by 3:00 p.m. Eastern time on the next Business Day after an order to purchase Fund shares is received in accordance with the provisions of Section 1.1 hereof.  Payment shall be in federal funds transmitted by wire and/or by a credit for any shares redeemed the same day as the purchase.

1.7.   The Distributor shall cause the Funds to pay and transmit the proceeds of redemptions of Fund shares by 11:00 a.m. Eastern Time on the next Business Day after a redemption order is received in accordance with Section 1.4 hereof; provided, however, that a Fund may delay payment in extraordinary circumstances to the extent permitted under Section 22(e) of the 1940 Act.  Payment shall be in federal funds transmitted by wire and/or a credit for any shares purchased the same day as the redemption.

1.8.   Issuance and transfer of the Funds’ shares will be by book entry only.  Stock certificates will not be issued to the Company or the Accounts.  Shares purchased from the Fund will be recorded in an appropriate title for the relevant Account or the relevant sub-account of an Account.

1.9.   The Distributor shall furnish same day notice (by electronic communication or telephone, followed by electronic confirmation) to the Company of any income, dividends or capital gain distributions payable on a Portfolio’s shares.  The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Portfolio’s shares in additional shares of that Portfolio.  The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.  The Distributor shall notify the Company by the end of the next following Business Day of the number of shares so issued as payment of such dividends and distributions.

1.10.   The Distributor shall make the net asset value per share for each Portfolio available to the Company on each Business Day as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. Eastern time.  In the event of an error in the computation of a Portfolio’s net asset value per share (“NAV”) or any dividend or capital gain distribution (each, a “pricing error”), the Distributor shall notify the Company as soon as possible after discovery of the error.  Such notification may be oral, but shall be confirmed promptly in writing.  A pricing error shall be corrected in accordance with the Fund’s policies and procedures, which comply in all material respects with applicable law.  If an adjustment is necessary to correct a material error (as described below) which has caused Contract owners to receive less than the amount to which they are entitled, the number of shares of the applicable sub-account of such Contract owners will be adjusted and the amount of any underpayments shall be credited by the Distributor to the Company for crediting of such amounts to the applicable sub-accounts of such Contract owners.  Upon notification by the Distributor of any overpayment due to a material error, the Company shall promptly remit to the Distributor any overpayment that has not been paid to Contract owners.  In no event shall the Company be liable to Contract owners for any such adjustments or underpayment amounts.  The standards set forth in this Section 1.10 are based on the parties’ understanding of the views expressed by the staff of the SEC as of the date of this Agreement.  In the event the views of the SEC staff are later modified or superseded by SEC or judicial interpretation, the parties shall amend the foregoing provisions of this Agreement to comport with the then-currently acceptable standards, on terms mutually satisfactory to all parties.

ARTICLE II. Representations and Warranties

2.1.   The Company represents and warrants that:  (a) Contracts or interests in the Accounts are or will be registered under the 1933 Act, or are not so registered in proper reliance upon an exemption from such registration requirements; (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance suitability requirements.

2.2.           The Company represents and warrants that:  (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established each Account prior to any issuance or sale of units thereof as a separate account under New York law; and (c) it has registered each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and will maintain such registration for so long as any Contracts are outstanding as required by applicable law or, alternatively, the Company has not registered one or more Accounts in proper reliance upon an exclusion from such registration requirements.

2.3.           The Distributor represents and warrants that:  (a) the Fund shares sold pursuant to this Agreement shall be registered under the 1933 Act; (b) the Fund shares sold pursuant to this Agreement shall be duly authorized for issuance and sold in compliance with all applicable state and federal securities laws including without limitation the 1933 Act, the 1934 Act, and the 1940 Act; (c) the Funds are and shall remain registered under the 1940 Act; and (d) each Fund shall amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.

2.4.           The Distributor represents and warrants that each Fund has adopted a plan pursuant to Rule 12b-1 under the 1940 Act.  The parties acknowledge that each Fund reserves the right to modify its existing plan or to adopt additional plans pursuant to Rule 12b-1 under the 1940 Act and to impose an asset-based or other charge to finance distribution expenses as permitted by applicable law and regulation.  The Distributor agrees to comply with applicable provisions and SEC interpretation of the 1940 Act with respect to any distribution plan.

2.5.           The Distributor represents and warrants that it shall cause the Funds to register and qualify the shares for sale in accordance with the laws of the various states if and to the extent required by applicable law.

2.6.   The Distributor represents and warrants that each Fund is lawfully organized and validly existing under the laws of the state in which it is organized and that it does and will comply in all material respects with the 1940 Act.

2.7.   Each Fund will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Code and the regulations issued thereunder.  Without limiting the scope of the foregoing or anything contained in Article VI of this Agreement, the Distributor represents and warrants that each Portfolio of the Fund will comply with Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications to such Section or Regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting these provisions).  In the event a Fund should fail to so qualify, it will take all reasonable steps (a) to notify the Company of such breach and (b) to resume compliance with such diversification requirement within the grace period afforded by Treasury Regulations 1.817-5.

2.8.           The Distributor represents and warrants that it is and shall remain duly registered as a broker-dealer under all applicable federal and state securities laws and is a member in good standing with FINRA, and that it shall perform its obligations for the Fund in compliance in all material respects with the laws of any applicable state and federal securities laws.

2.9.           The Distributor represents and warrants that all of its officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Fund are, and shall continue to be at all times, covered by one or more blanket fidelity bonds or similar coverage for the benefit of the Funds in an amount not less than the minimal coverage required by Rule 17g-1 under the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bonds shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10.           The Distributor represents and warrants that each Fund is qualified as a regulated investment company under Subchapter M of the Code and that it will maintain such qualification (under Subchapter M or any successor or similar provisions) and that it will notify the Company immediately upon having a reasonable basis for believing that the Fund has ceased to so qualify or that it might not so qualify in the future.

2.11.           The Distributor represents and warrants that it will provide the Company with as much advance notice as is reasonably practicable of any material change affecting the Portfolios (including, but not limited to, any material change in the registration statement or prospectus affecting the Portfolios) and any proxy solicitation affecting the Portfolios and consult with the Company in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expense by implementing them in conjunction with regular annual updates of the prospectus for the Contracts where reasonably practicable.

2.12.           The Company represents and warrants, for purposes other than diversification under Section 817 of the Internal Revenue Code of 1986 as amended (the “Code”), that the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.  In addition, the Company represents and warrants that each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder.  The Company will use every effort to continue to meet such definitional requirements, and it will notify the Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.  The Company represents and warrants that it will not purchase Fund shares with assets derived from tax-qualified retirement plans except, indirectly, through Contracts purchased in connection with such plans.

2.13.           The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable anti-money laundering laws, regulations, and requirements.  In addition, the Company represents and warrants that it has adopted and implemented policies and procedures reasonably designed to achieve compliance with the applicable requirements administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

2.15.           The Company represents and warrants that it is currently in compliance, and will remain in compliance, with all applicable laws, rules and regulations relating to consumer privacy, including, but not limited to, Regulation S-P.

2.16.           The Company represents and warrants that it has adopted, and will at all times during the term of this Agreement maintain, reasonable and appropriate procedures (“Late Trading Procedures”) reasonably designed to ensure that any and all orders relating to the purchase, sale or exchange of Fund shares communicated to the Distributor to be treated in accordance with Article I of this Agreement as having been received on a Business Day, have been received by the Valuation Time on such Business Day and were not modified after the Valuation Time, and that all orders received from Contract owners but not rescinded by the Valuation Time were communicated to the Distributor or its agent as received for that Business Day.  “Valuation Time” shall mean the time as of which the Fund calculates net asset value for the shares of the Portfolios on the relevant Business Day.

2.17.            Each transmission of orders by the Company shall constitute a representation by the Company that such orders are accurate and complete and relate to orders received by the Company by the Valuation Time on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Fund shares received from Contract owners but not rescinded by the Valuation Time.  The Company agrees to provide the Distributor or its designee with a copy of the Late Trading Procedures, which procedures shall be reasonably acceptable to the Distributor, and such certifications and representations regarding the Late Trading Procedures as the Distributor or its designee may reasonably request.  The Company will   promptly notify the Distributor in writing of any material change to the Late Trading Procedures.

2.18  (a)  Company agrees to provide Distributor, or its designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) or mutually acceptable Securities and Exchange Commission (“SEC”) approved identifier, and the Contract owner number or participant account number associated with the Contract owner, if known, of any or all shareholder(s) of Fund, and the amount, date and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer or exchange of shares held through an account maintained on behalf of the Company during the period covered by the request.

(i)            Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought.  Fund, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund.

(ii)            Requests for Contract owner information shall be made no more frequently than quarterly except as Distributor deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund.

(iii)            Company agrees to provide, promptly upon request of Distributor, or its designee, the information specified in Section 2.18(a)(i).  If requested by Distributor, or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2.18(a)(i) is itself a financial intermediary (“indirect intermediary”) and, upon further request of Distributor, or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 2.18(a)(i) for those Contract owners who hold an account with an indirect intermediary or (ii) restrict the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by Fund. Company additionally agrees to inform Distributor, or its designee, whether it plans to perform (i) or (ii).  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.   Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Distributor’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations.  If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Distributor to prohibit trading, the Company will notify Distributor within three days of receiving such request and will work cooperatively with Distributor to determine whether other actions may be taken by the Company in order to protect Fund shareholders from dilution of the value of outstanding securities issued by the Fund, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(iv)            Distributor shall not use any of the information provided pursuant to this Paragraph 2.18 ("Product Owner Information") for any purpose other than to comply with the provisions of Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”). Distributor will hold all Product Owner Information in confidence and will not disclose any of such information to any other person without the prior written consent of the Company except as required by law.  Distributor warrants and represents that it has developed and implemented and will maintain appropriate policies and procedures relating to administrative, technical and physical safeguards (i) to ensure the confidentiality of Product Owner Information; (ii) to protect against any anticipated threats or hazards to the security or integrity of Product Owner Information; (iii) to protect against unauthorized access to or use of Product Owner Information; (iv) to dispose of Product Owner Information in compliance with applicable laws and regulations and (v) to provide appropriate training to all of its personnel handling Product Owner Information in connection with the implementation of its information security policies and procedures. Distributor will regularly audit and review its information security policies and procedures to ensure their continued effectiveness and determine whether adjustments are necessary in light of circumstances including, without limitation, changes in technology, customer information systems or threats or hazards to product Owner Information. In the event that Distributor discovers, is notified or has a reasonable basis to believe that any Product Owner Information has been acquired by a third party without proper authorization, Distributor promptly will notify Company of such improper authorization, cooperate with Company to notify all affected customers, law enforcement agencies and/or governmental regulators who are required to be notified of such improper authorization by law or regulation and shall take all reasonable steps to mitigate any damage resulting from such unauthorized disclosure. Distributor shall indemnify and hold harmless the Company and the owners of its variable insurance products from and against any and all losses, claims, damages, liabilities (including amounts paid in written settlement with the written consent of the Company) or litigation (including legal and other expenses) to which they may become subject as a result of such unauthorized acquisition. The provisions of this section will survive the termination of this Agreement.

(b)         Company agrees to execute written instructions from Distributor, or its designee, to restrict further purchases or exchanges of shares by a Contract owner that has been identified by Distributor, or its designee, as having engaged in transactions of the shares (directly or indirectly through the Company’s account) that violate policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Notwithstanding the foregoing, the parties acknowledge that the Company’s ability to execute Distributor’s instructions may be limited by certain contractual obligations contained in the Contracts, certain rights contained in the Contract prospectuses, and/or applicable state insurance laws and regulations.  If pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from Distributor to prohibit trading, the Company will notify Distributor within three days of receiving such request and will work cooperatively with Distributor to determine whether other actions may be taken by the Company in order to protect Fund shareholders from dilution of the value of shares issued by the Fund, including restricting purchase and exchange activity by accepting purchase or exchange requests via US mail only.

(i)            Instructions to restrict or prohibit trading must include the TIN, ITIN, GII or mutually acceptable SEC approved identifier, and the specific individual Contract owner number or participant account number associated with the Contract owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place.  If the TIN, ITIN, GII or mutually acceptable SEC approved identifier, or specific individual Contract owner number or participant account number associated with the Contract owner is not known, the instructions must include an equivalent identifying number of the Contract owner(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)            The Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt by the Company of the instructions.

(iii)            The Company must provide written confirmation to the Distributor that instructions have been executed.  The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(c)	For purposes of this Section 2.18:

(i)	The term “Contract owner” means holder of interests in a variable annuity or variable life insurance Contract issued by the Company.

(ii)	The term “written” includes electronic writings and facsimile transmissions.

2.19            Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or board action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

ARTICLE III. Prospectuses and Proxy Statements; Voting

3.1.            At least annually, the Distributor shall provide the Company with as many copies of each Fund’s current prospectus as the Company may reasonably request, with expenses to be borne in accordance with Schedule C hereof.  If requested by the Company in lieu thereof, the Distributor shall provide such documentation (including an electronic version of the current prospectus) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for a Fund is amended) to have the prospectus for the Contracts and the prospectus for a Fund printed together in one document.

3.2.           If applicable state or federal laws or regulations require that the Statement of Additional Information (“SAI”) for the Fund be distributed to all Contract owners, then the Distributor shall provide the Company with copies of each Fund’s SAI in such quantities, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners.  The Distributor shall also provide an SAI to any Contract owner or prospective owner who requests such SAI from a Fund.

3.3.           The Distributor shall provide the Company with copies of the Funds’ proxy materials, reports to shareholders and other communications to shareholders in such quantity, with expenses to be borne in accordance with Schedule C hereof, as the Company may reasonably require to permit timely distribution thereof to Contract owners.

3.4.           It is understood and agreed that, except with respect to information regarding the Company provided in writing by that party, the Company shall not be responsible for the content of the prospectus or SAI for a Fund.  It is also understood and agreed that, except with respect to information regarding a Fund or a Portfolio, the Distributor,  provides in writing by the Distributor, the Distributor is not responsible for the content of the prospectus or SAI for the Contracts.

3.5.           If and to the extent required by law the Company shall:

 (a)   solicit voting instructions from Contract owners;

 (b)   vote the Portfolio shares held in the Accounts in accordance with instructions received from Contract owners;

 (c)   vote Portfolio shares held in the Accounts for which no instructions have been received in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners; and

 (d)   vote Portfolio shares held in its general account or otherwise in the same proportion as Portfolio shares for which instructions have been received from Contract owners, so long as and to the extent that the SEC continues to interpret the 1940 Act to require such voting by the insurance company.  The Company reserves the right to vote Fund shares in its own right, to the extent permitted by law.

3.6.           The Company shall be responsible for assuring that each of its separate accounts holding shares of a Portfolio calculates voting privileges as directed by the Distributor on behalf of a Fund and agreed to by the Company and the Distributor.  The Distributor agrees to promptly notify the Company of any changes of interpretations or amendments of a Mixed and Shared Funding Exemptive Order.

3.7.           The Distributor agrees that the Funds will comply with all provisions of the 1940 Act requiring voting by shareholders and that the Funds will act in accordance with the SEC’s interpretation of the requirements of Section 16(a) with respect to periodic elections of directors or trustees and with whatever rules the SEC may promulgate with respect thereto.

ARTICLE IV. Sales Material and Information

4.1.           The Company shall furnish, or shall cause to be furnished, to the Distributor or its designee, a copy of each piece of sales literature or other promotional material that the Company develops or proposes to use and in which a Fund (or Portfolio thereof) or the Distributor is named in connection with the Contracts, at least ten (10) business days prior to its use.  No such material shall be used if the Distributor objects to such use within five (5) business days after receipt of such material.

4.2.           The Company shall not give any information or make any representations or statements on behalf of the Distributor in connection with the sale of the Contracts other than the information or representations contained in the registration statement, including the prospectus or SAI for Fund shares, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Distributor, except with the permission of the Distributor.

4.3.           The Distributor shall furnish, or shall cause to be furnished, to the Company, a copy of each piece of sales literature or other promotional material in which the Company and/or its Accounts are named at least ten (10) business days prior to its use.  No such material shall be used if the Company objects to such use within five (5) business days after receipt of such material.

4.4.           The Distributor shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Contracts other than the information or representations contained in a registration statement, including the prospectus or SAI for the Contracts, as the same may be amended or supplemented from time to time, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5.           For purposes of Articles IV and VIII, the phrase “sales literature and other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media; e.g., on-line networks such as the Internet or other electronic media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and shareholder reports, and proxy materials (including solicitations for voting instructions) and any other material constituting sales literature or advertising under the FINRA rules, the 1933 Act or the 1940 Act.

4.6.           At the request of any party to this Agreement, each other party will make available to the other party’s independent auditors and/or representatives of the appropriate regulatory agencies, all records, data and access to operating procedures that may be reasonably requested in connection with compliance and regulatory requirements related to this Agreement or any party’s obligations under this Agreement.

ARTICLE V. Fees and Expenses

5.1.   The Distributor shall pay no fee or other compensation to the Company under this Agreement, and the Company shall pay no fee or other compensation to the Distributor under this Agreement; provided, however, (a) the parties will bear their own expenses as reflected in Schedule C and other provisions of this Agreement, and (b) the parties may enter into other agreements relating to the Company’s investment in the Funds, including services agreements.

Each Party agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver, in a timely manner, combined or coordinated prospectuses or other materials of a Portfolio and the Accounts.

ARTICLE VI. Diversification and Qualification

6.1.            The Distributor represents and warrants that the Funds and each Portfolio thereof will at all times comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, as amended from time to time, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts and any amendments or other modifications or successor provisions to such Section or Regulations.  The Distributor shall provide timely to the Company a quarterly written diversification certification, in the form attached hereto as Schedule D, as to whether each Portfolio complies with the diversification requirements of Section 817(h) of the Code.

6.2.            The Distributor represents and warrants that shares of the Portfolios will be sold only to Participating Insurance Companies and their separate accounts and to Qualified Plans.  No shares of any Portfolio of the Fund will be sold to the general public.

6.3.            The Distributor represents and warrants that prior to allowing a purchase of Fund shares, the status of each purchaser, including any insurance company separate account or Qualified Plan, is verified and documented and that such documentation is verified quarterly.

6.4.            The Distributor will notify the Company immediately upon having a reasonable basis for believing that a Fund or any Portfolio has ceased to comply with the aforesaid Section 817(h) diversification requirements or might not so comply in the future.

6.5.            Without in any way limiting the effect of Sections 8.2 hereof and without in any way limiting or restricting any other remedies available to the Company, the Distributor will pay all costs associated with or arising out of any failure, or any anticipated or reasonably foreseeable failure, of a Fund or any Portfolio to comply with Sections 6.1 or 6.2 hereof, including all costs associated with reasonable and appropriate corrections or responses to any such failure; such costs may include, but are not limited to, the costs involved in creating, organizing, and registering a new investment company as a funding medium for the Contracts and/or the costs of obtaining whatever regulatory authorizations are required to substitute shares of another investment company for those of the failed Portfolio (including, but not limited to, an order pursuant to Section 26(c) of the 1940 Act).

6.6.            The Company agrees that if the Internal Revenue Service (“IRS”) asserts in writing in connection with any governmental audit or review of the Company (or, to the Company’s knowledge, of any Contract owner) that any Portfolio has failed to comply with the diversification requirements of Section 817(h) of the Code or the Company otherwise becomes aware of any facts that could give rise to any claim against the Fund or the Distributor as a result of such a failure or alleged failure:

(a)            The Company shall promptly notify the Distributor of such assertion or potential claim;

(b)            The Company shall consult with the Distributor as to how to minimize any liability that may arise as a result of such failure or alleged failure;

(c)            The Company shall use its best efforts to minimize any liability of the Distributor resulting from such failure, including, without limitation, demonstrating, pursuant to Treasury Regulations, Section 1.817-5(a)(2), to the commissioner of the IRS that such failure was inadvertent;

(d)            Any written materials to be submitted by the Company to the IRS, any Contract owner or any other claimant in connection with any of the foregoing proceedings or contests (including, without limitation, any such materials to be submitted to the IRS pursuant to Treasury Regulations, Section 1.817-5(a)(2)) shall be provided by the Company to the Distributor (together with any supporting information or analysis) contemporaneous with such submission;

(e)            The Company shall provide the Distributor with such cooperation as the Distributor shall reasonably request (including, without limitation, by permitting the Distributor to review the relevant books and records of the Company) in order to facilitate the review by the Distributor of any written submissions provided to it or its assessment of the validity or amount of any claim against it arising from such failure or alleged failure;

(f)            The Company shall not with respect to any claim of the IRS or any Contract owner that would give rise to a claim against a Fund and the Distributor (i) compromise or settle any claim, (ii) accept any adjustment on audit, or (iii) forego any allowable administrative or judicial appeals, without the express written consent of the Distributor, which shall not be unreasonably withheld; provided that, the Company shall not be required to appeal any adverse judicial decision unless the Distributor shall have provided an opinion of independent counsel to the effect that a reasonable basis exists for taking such appeal; and further provided that the Distributor shall bear the costs and expenses, including reasonable attorney’s fees, incurred by the Company in complying with this clause (f).

ARTICLE VII.	Potential Conflicts and Compliance With Mixed and Shared Funding Exemptive Order

7.1.           The Board of Trustees of Rydex Variable Trust, or the Board of Directors of SBL Fund, as applicable, (referred to in this Article VII collectively as the “Board”) will monitor the Funds for the existence of any material irreconcilable conflict between the interests of the Contract owners of all separate accounts investing in the Fund.  An irreconcilable material conflict may arise for a variety of reasons, including:  (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio is being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners or by contract owners of different Participating Insurance Companies; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of Contract owners.  The Board shall promptly inform the Company if it determines that an irreconcilable material conflict exists and the implications thereof.

7.2.           The Company will report any potential or existing conflicts of which it is aware to the Board.  The Company will assist the Board in carrying out its responsibilities under each Mixed and Shared Funding Exemptive Order, by providing the Board with all information reasonably necessary for the Board to consider any issues raised.  This includes, but is not limited to, an obligation by the Company to inform the Board whenever Contract owner voting instructions are to be disregarded.  Such responsibilities shall be carried out by the Company with a view only to the interests of its Contract owners.

7.3.           If it is determined by a majority of the Board, or a majority of its disinterested members, that a material irreconcilable conflict exists with regard to Contract owner investments in a Fund, the Company and other Participating Insurance Companies shall, at their expense and to the extent reasonably practicable (as determined by a majority of the disinterested Board members), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including:  (1) withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, subject to any applicable regulatory approval, or submitting the question whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected contract owners the option of making such a change; and (2) establishing a new registered management investment company or managed separate account.  The Company’s responsibility to take remedial action shall be carried out by the Company with a view only to the interests of Contract owners.

7.4.           If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the Account’s investment in the Fund and terminate this Agreement with respect to each Account (at the Company’s expense); provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.  Any such withdrawal and termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of that six-month period the Distributor shall continue to accept and implement orders by the Company for the purchase (and redemption) of Fund shares, subject to the terms of the Fund’s then-current prospectus.

7.5.           If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six months after the Board informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the disinterested members of the Board.  Until the end of the foregoing six-month period, the Distributor shall continue to accept and implement orders by the Company for the purchase (and redemption) of Fund shares, subject to the terms of the Fund’s then-current prospectus.

7.6.           For purposes of Sections 7.3 through 7.5 of this Agreement, a majority of the disinterested members of the Board shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will a Fund be required to establish a new funding medium for the Contracts.  The Company shall not be required by Section 7.3 to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract owners affected by the irreconcilable material conflict.  In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in a Fund (subject to any applicable regulatory approval) and terminate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the disinterested members of the Board.

7.7.           If and to the extent the Mixed and Shared Funding Exemptive Orders or any amendment thereto contains terms and conditions different from Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, 7.5 and 7.8 of this Agreement, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with the Mixed and Shared Funding Exemptive Orders, and Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, 7.5, and 7.8 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in the Mixed and Shared Funding Exemptive Orders or any amendment thereto.  If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Orders) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Orders, then (a) the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable: and (b) Sections 3.5, 3.6, 3.7, 7.1, 7.2, 7.3, 7.4, 7.5, and 7.8 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

7.8           The Company shall at least annually submit to the Board, upon the Distributor’s request, such reports, materials or data as the Board may reasonably request so that it may fully carry out the obligations imposed upon it by the conditions contained in the Mixed and Shared Funding Exemptive Orders, and said reports, materials and data shall be submitted more frequently, if deemed appropriate, by the Board.

ARTICLE VIII. Indemnification

8.1.           Indemnification by the Company

(a)   The Company agrees to indemnify and hold harmless the Distributor and its officers and directors or trustees and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.1) against any and all losses, claims, expenses, damages and liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) or settlements are related to the sale, issuance or acquisition of, or investment in, the Funds’ shares or the Contracts and:

(i)   arise out of or are based upon any untrue statements or alleged untrue statements of any material fact contained in the registration statement or prospectus or SAI covering the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Distributor for use in the registration statement,  prospectus or SAI for the Contracts or in the Contracts or sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts; or

(ii)  arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional material of a Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or persons under its control, with respect to the sale or distribution of the Contracts; or

(iii)  arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material of a Fund, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to a Fund by or on behalf of the Company; or

(iv)   arise as a result of any failure by the Company to provide the services and furnish the materials under the terms of this Agreement; or

(v)    arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company, including without limitation Section 2.12 and Section 6.6 hereof, as limited by and in accordance with the provisions of Sections 8.1(b) and 8.1(c) hereof.

(b)   The Company shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c)   The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Company has been prejudiced by such failure to give notice.  In case any such action is brought against the Indemnified Parties, the Company shall be entitled to participate, at its own expense, in the defense of such action.  The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action.  After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)   The Indemnified Parties will promptly notify the Company of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund Shares or the Contracts or the operation of the Fund.

8.2.           Indemnification by the Distributor

(a)           The Distributor agrees to indemnify and hold harmless the Company and its directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 8.2) against any and all losses, claims, expenses, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or litigation (including reasonable legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the sale, issuance or acquisition of, or investment in, the Funds’ shares or the Contracts and:

(i)  arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature or other promotional material of a Fund prepared by the Distributor (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished in writing to the Distributor by or on behalf of the Company for use in the registration statement, prospectus or SAI for a Fund or in sales literature or other promotional material (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)  arise out of or as a result of statements or representations by or on behalf of Distributor (other than statements or representations contained in the registration statement, prospectus, SAI or sales literature or other promotional material for the Contracts not supplied by the Distributor) or wrongful conduct of the Distributor or persons under their control, with respect to the sale or distribution of the Contracts or Fund shares; or

(iii)  arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature or other promotional material covering the Contracts, or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Company by or on behalf of  the Distributor or a Fund; or

(iv)  arise as a result of any failure by the Distributor to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the diversification and other qualification requirements specified in Article VI of this Agreement); or

(v)  arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor(including, without limitation, any material breach, whether unintentional or in good faith or otherwise, of the representations, warranties, or covenants set forth in Section 2.10 of this Agreement); or

(vi)  arise out of or result from the incorrect or untimely calculation or reporting by the Distributor of the daily net asset value per share (subject to Section 1.10 of this Agreement) or dividend or capital gain distribution rate;

as limited by and in accordance with the provisions of Sections 8.2(b) and 8.2(c) hereof.  This indemnification is in addition to and apart from the responsibilities and obligations of the Distributor specified in Article VI hereof.

(b)           The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, expenses, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(c)           The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Distributor in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision, except to the extent that the Distributor has been prejudiced by such failure to give notice.  In case any such action is brought against the Indemnified Parties, the Distributor will be entitled to participate, at its own expense, in the defense thereof.  The Distributor also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action.  After notice from the Distributor to such party of the Distributor’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)           The Indemnified Parties agree promptly to notify the Distributor of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Contracts or the operation of the Account.

ARTICLE IX.  Applicable Law

9.1.           This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York, without regard to conflict of laws provisions.

9.2.           This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE X.  Termination

10.1.           This Agreement shall terminate:

(a) at the option of any party, with or without cause, with respect to some or all Portfolios, upon sixty (60) days advance written notice delivered to the other party; or

(b) at the option of the Company by written notice to the Distributor with respect to any Portfolio based upon the Company’s determination that shares of such Portfolio are not reasonably available to meet the requirements of the Contracts; or

(c) at the option of the Company by written notice to the Distributor with respect to any Portfolio in the event any of the Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d) at the option of the Distributor  in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the insurance commissioner or like official of any state or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of Fund shares, if, in each case, the Distributor  reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e) at the option of the Company in the event that formal administrative proceedings are instituted against the Distributor by FINRA, the SEC, or any state securities or insurance department or any other regulatory body, if the Company reasonably determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Distributor to perform its obligations under this Agreement; or

(f) At the option of the Company by written notice to the Distributor in the event that any Portfolio (i) ceases to qualify, or the Company reasonably believes such Portfolio may fail to so qualify, as a Regulated Investment Company under Subchapter M or (ii) if the Company reasonably believes that the Portfolio will fail to meet the diversification requirements of Section 817(h) of the Code specified in Article VI hereof; or

(g) at the option of any non-defaulting party hereto in the event of a material breach of this Agreement by any party hereto (the “defaulting party”) other than as described in Section 10.1(a)-(h); provided, that the non-defaulting party gives written notice thereof to the defaulting party, with copies of such notice to all other non-defaulting parties, and if such breach shall not have been remedied within thirty (30) days after such written notice is given, then the non-defaulting party giving such written notice may terminate this Agreement by giving thirty (30) days written notice of termination to the defaulting party; or

(h) at any time upon written agreement of all parties to this Agreement.

10.2.        Notice Requirement

No termination of this Agreement shall be effective unless and until the party terminating this Agreement gives prior written notice to all other parties of its intent to terminate, which notice shall set forth the basis for the termination.  Furthermore,

(a)           in the event any termination is based upon the provisions of Article VII, or the provisions of Section 10.1(a) of this Agreement, the prior written notice shall be given in advance of the effective date of termination as required by those provisions unless such notice period is shortened by mutual written agreement of the parties;

(b)           in the event any termination is based upon the provisions of Section 10.1(d) or 10.1(e) of this Agreement, the prior written notice shall be given at least sixty (60) days before the effective date of termination; and

(c)           in the event any termination is based upon the provisions of Section 10.1(b), 10.1(c), 10.1(f) or 10.1(g), the prior written notice shall be given in advance of the effective date of termination, which date shall be determined by the party sending the notice.

10.3.        Effect of Termination

Notwithstanding any termination of this Agreement, other than as a result of a failure by either the Distributor or the Company to meet Section 817(h) of the Code diversification requirements, the Distributor shall, at the option of the Company, continue to make available additional Fund shares pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, without limitation, the owners of the Existing Contracts shall be permitted to reallocate investments in a Fund, redeem investments in a Fund and/or invest in a Fund upon the making of additional purchase payments under the Existing Contracts.  The parties agree that this Section 10.3 shall not apply to any terminations under Article VII and the effect of such Article VII terminations shall be governed by Article VII of this Agreement.

10.4.        Surviving Provisions

Notwithstanding any termination of this Agreement, each party’s obligations under Article VIII to indemnify other parties shall survive and not be affected by any termination of this Agreement.  In addition, with respect to Existing Contracts, all provisions of this Agreement shall also survive and not be affected by any termination of this Agreement.

ARTICLE XI.  Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other parties.

If to the Company:

AXA Equitable Life Insurance Company
1290 Avenue of the Americas, 11th Floor
New York, New York 10104
Attention: Funds Management Group

If to the Distributor:

Rydex Distributors, LLC
9601 Blackwell Rd., Suite 500
Rockville, Maryland  20850
Attention:  Kevin Granelli

With a copy to:
Rydex Distributors, LLC
One Security Benefit Place
Topeka, Kansas  66636-0001
Attention:  General Counsel

ARTICLE XII. Miscellaneous

12.1.           Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information may come into the public domain.

12.2.           The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.3.           This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.4.           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.5.           Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

12.6.           Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in a forum jointly selected by the relevant parties (but if applicable law requires some other forum, then such other forum) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

12.7.           The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

12.8.           This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto; provided, however, that a transaction that does not result in a change of actual control or management of a party hereto shall not be deemed to be an assignment of this Agreement for purposes of this Section 12.8.  Any assignment of this Agreement in violation of this Section 12.8 shall be void.

12.9.           The Company agrees that the obligations assumed by the Distributor pursuant to this Agreement shall be limited in any case to the Distributor and its assets and the Company shall not seek satisfaction of any such obligation from the shareholders of a Fund or the Distributor, or the Directors, officers, employees or agents of a Fund or the Distributor.

12.10.           The Distributor agrees that the obligations assumed by the Company pursuant to this Agreement shall be limited in any case to the Company and its assets and the  Distributor shall not seek satisfaction of any such obligation from the shareholders of the Company, the directors, officers, employees or agents of the Company, or any of them.

12.11.           No provision of this Agreement may be deemed or construed to modify or supersede any contractual rights, duties, or indemnifications, as between the Distributor and a Fund.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

AXA EQUITABLE LIFE INSURANCE COMPANY, ON BEHALF OF CERTAIN SEPARATE ACCOUNTS

By its authorized officer,

/s/ Steven M. Joenk
By:     Steven M. Joenk
Title:  Senior Vice President

RYDEX DISTRIBUTORS, LLC

By its authorized officer,

By:     /s/ Keith A. Fletcher
Title:   Senior Vice President
    Keith A. Fletcher

1

SCHEDULE A

CONTRACTS

AXA Equitable Separate Account A

AXA Equitable Separate Account FP

AXA Equitable Separate Account I

AXA Equitable Separate Account 45

AXA Equitable Separate Account 49

AXA Equitable Separate Account 65

AXA Equitable Separate Account 66

AXA Equitable Separate Account 206

AXA Equitable Separate Account 301

1

SCHEDULE B
PORTFOLIOS

All current and future series (portfolios) of current and future variable insurance funds distributed by Rydex Distributors, Inc.  As of August 1, 2010, variable insurance funds and their series available as investment vehicles are:

Rydex Variable Trust
Alternative Strategies Allocation Fund
Amerigo Fund
Banking Fund
Basic Materials Fund
Biotechnology Fund
Clermont Fund
Commodities Strategy Fund
Consumer Products Fund
Dow 2x Strategy Fund
DWA Flexible Allocation Fund
DWA Sector Rotation Fund
Electronics Fund
Energy Fund
Energy Services Fund
All-Asset Aggressive Strategy Fund
All-Asset Conservative Strategy Fund
All-Asset Moderate Strategy Fund
Europe 1.25x Strategy Fund
Financial Services Fund
Government Long Bond 1.2x Strategy Fund
Health Care Fund
International Long Short Select Fund
Internet Fund
Inverse Dow 2x Strategy Fund
Inverse Government Long Bond Strategy Fund
Inverse Mid-Cap Strategy Fund
Inverse NASDAQ-100® Strategy Fund
Inverse Russell 2000® Strategy Fund
Inverse S&P 500 Strategy Fund
Japan 2x Strategy Fund
Leisure Fund
Managed Futures Strategy Fund
Mid-Cap 1.5x Strategy Fund
Multi-Hedge Strategies Fund
NASDAQ-100® 2x Strategy Fund

NASDAQ-100® Fund
Nova Fund
Precious Metals Fund
Real Estate Fund
Retailing Fund
Russell 2000® 1.5x Strategy Fund
Russell 2000® 2x Strategy Fund
S&P 500 2x Strategy Fund
S&P 500 Pure Growth Fund
S&P 500 Pure Value Fund
S&P MidCap 400 Pure Growth Fund
S&P MidCap 400 Pure Value Fund
S&P SmallCap 600 Pure Growth Fund
S&P SmallCap 600 Pure Value Fund
Select Allocation Fund
Strengthening Dollar 2x Strategy Fund
Technology Fund
Telecommunications Fund
Transportation Fund
U.S. Government Money Market Fund
U.S. Long Short Momentum Fund
Utilities Fund
Weakening Dollar 2x Strategy Fund

SBL Fund
Series A (Large Cap Core Series)
Series B (Large Cap Value Series)
Series C (Money Market Series)
Series D (Global Series)
Series E (U.S. Intermediate Bond Series)
Series J (Mid Cap Growth Series)
Series N (Managed Asset Allocation Series)
Series O (All Cap Value Series)
Series P (High Yield Series)
Series Q (Small Cap Value Series)
Series V (Mid Cap Value Series)
Series X (Small Cap Growth Series)
Series Y (Large Cap Concentrated Growth Series)
Series Z (Alpha Opportunity

SCHEDULE C
EXPENSES

The Distributor and the Company will coordinate the functions and pay the costs of the completing these functions based upon an allocation of costs in the tables below.  Costs shall be allocated to reflect the Funds’ share of the total costs determined according to the number of pages of the Funds’ respective portions of the documents.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Fund Prospectus	Printing of prospectuses	Company	Inforce - Fund Prospective - Company
	Distribution (including postage) to Inforce Clients	Company	Fund
	Distribution (including postage) to Prospective Clients	Company	Company
Fund Prospectus Update & Distribution	If Required by Fund or Distributor	Distributor	Distributor
	If Required by Company	Company (Distributor to provide Company with document in PDF format)	Company
Fund SAI	Printing	Distributor	Distributor
	Distribution (including postage)	Party who receives the request	Party who receives the request
Proxy Material for Fund	Printing of proxy required by Law	Distributor	Distributor
	Distribution (including labor) of proxy required by Law	Company	Distributor
Fund Annual & Semi-Annual Report	Printing of reports	Distributor	Distributor
	Distribution	Company	Distributor
Other communication to New and Prospective clients	If Required by Law, the Fund or Distributor	Company	Distributor
	If Required by Company	Company	Company
Other communication to enforce	Distribution (including labor and printing) if required by the Fund or Distributor	Company	Distributor
	Distribution (including labor and printing) if required by Company	Company	Company
Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan
		Distributor	Distributor
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company	Company

 SCHEDULE D

Diversification Compliance Certification

Name of Portfolio: FUND

Certification
Fund was in compliance with the federal tax rules relating to diversification requirements under Section 817(h) of the Internal Revenue Code and Treasury Regulation 1.817-5, for the quarter ending [Insert most recently ended fiscal quarter].

Signed by	Date